Exhibit 99.9

Centennial Specialty Foods Receives Nasdaq Determination

DENVER, COLORADO – September 23, 2005

Centennial Specialty Foods Corporation (NASDAQ: CHLE; Boston Stock Exchange: CSJ) announced today that on September 21, 2005, it received a Nasdaq Staff Determination letter indicating that the Company was not in compliance with the Audit Committee Composition requirement for continued listing set forth in Marketplace Rule 4350(d)(2)(A), as a result of only having two independent members instead of the three independent members required by such rule.  The Company’s Corporate Governance Certification Form filed with the Nasdaq SmallCap Market on October 18, 2004 was also incorrect since the Form indicated that the audit committee composition was in compliance with the rule. The Nasdaq Staff Determination letter indicated that the NASDAQ Listing Qualifications Panel (the “Panel”) will consider these matters in rendering a determination on the continued listing of the Company’s securities on The NASDAQ SmallCap Market and advised the Company to present its views with respect to this additional deficiency at the hearing scheduled for September 29, 2005. The Company intends to address this deficiency, along with the previously disclosed minimum bid price deficiency, at the hearing, but can provide no assurance whether the Panel will grant the Company’s request for continued listing.

Centennial Specialty Foods Corporation is a distributor of ethnic Southwestern food products.  Its products are sold under the Stokes and Ellis labels, two well-known Southwestern brands that date back almost 100 years.  Principal channels of distribution for Centennial’s products are grocery retailers, superstores and club stores in Colorado, Arizona, and, to a lesser extent, several major metropolitan markets in adjoining states.  More information about Centennial can be found on its website at www.centennialspecialtyfoods.com.

Note Regarding Forward Looking Statements:

Certain matters discussed in this press release could contain forward-looking information that involves risks and uncertainties that could cause actual results to differ materially from current trends or expected results.  We identify forward looking statements through our use of words such as “expect,” “believe,” “project,” “anticipate,” and similar expressions.  These risks that may affect our ability to achieve forward-looking statements are discussed in our final prospectus in the section entitled “Risk Factors” and other documents that are on file with the Securities and Exchange Commission.

For further information, please contact Jeffrey Nieder, CEO or Douglas Evans, CFO at (303) 292-4018.

Stokes and Ellis are registered trademarks of Centennial Specialty Foods Corporation.

SOURCE:  Centennial Specialty Foods Corporation